RELEASE OCT. 11, 1996


                     SPS ANNOUNCES 1996 FISCAL YEAR EARNINGS


         (AMARILLO, TEXAS) -- Southwestern Public Service Company (NYSE:SPS) today reported for the fiscal year ended Aug. 31, 1996, earnings of $2.52 per share, down 28 cents, or 9.9 percent, from record earnings of $2.80 in fiscal 1995.

         Bill D. Helton, SPS chairman of the board, noted that earnings in the 1995 comparison period had been enhanced by one-time adjustments totaling 24 cents per share.

         Helton also noted the sale by the company's subsidiary Quixx Corporation of water rights located in the Texas Panhandle affected fiscal 1996 earnings positively. The after-tax gain on the sale was $7.7 million, or 19 cents per share.

         Helton additionally attributed the fiscal year 1996 comparative decline in earnings to non-recurring expenses and to increased operating expenses. Merger-related and business integration expenses during the period totaled approximately $5.7 million and $2.2 million, respectively, decreasing earnings per share by 17 cents. SPS expects to merge with Denver-based Public Service Co. of Colorado (NYSE:PSR) in early 1997.

         Operating expense increases were due primarily to greater production maintenance expenses and to costs associated with the acquisition in September 1995 of electric properties in the Texas Panhandle from Texas-New Mexico Power Company.

         Helton reported that in fiscal 1996 SPS recorded increased operating revenues of $899.4 million, up $65.3 million, or 7.8 percent, from last year. Kilowatt-hour sales, excluding non-firm, increased by 4.9 percent.

          Fiscal 1996 operating revenues increased due to greater kwh sales and to higher fuel revenues, the latter a result of increased fuel costs caused primarily by higher prices for natural gas. Fuel-rated revenues are a pass-through item, and do not affect earnings.

          Operating income of $150.7 million was down $3.5 million because operating expenses substantially offset the effects of increased retail sales and wholesale sales to rural electric cooperatives.

          The increase in kwh sales, excluding non-firm sales, was primarily attributable to hotter-than- normal late spring and early summer weather that resulted in increased sales to all retail customers and to rural electric cooperatives. Additionally, the West Texas area of Cap Rock Electric Cooperative, of Midland, Texas, was a full-requirements customer of SPS during only seven months of fiscal 1995, but throughout fiscal 1996. Improved economic conditions in the SPS service area also bolstered sales.

          Consolidated construction expenditures of $112.0 million in fiscal 1996 were up $17.3 million, or 18.3 percent, from the previous year. Fiscal 1997 consolidated construction is budgeted at $196.0 million.

          Helton indicted that, assuming normal weather conditions, SPS expects 1997 operating income will remain relatively flat, but that net earnings for 1997 will be negatively impacted by increased merger-related and business integration expenses.

          The one-time adjustments to income in the 1995 fiscal year were results of the previously reported FERC rate case settlement with New Mexico wholesale customers and of an adjustment to delivered-but-not-billed kwh. Those adjustments had added eleven cents and thirteen cents, respectively, to per share earnings in fiscal 1995.

          Southwestern Public Service company is a regional electric utility that primarily provides electric service to a population of about one million people in a 52,000-square-mile area covering eastern and southeastern New Mexico, the South Plains and Panhandle of Texas, the Oklahoma Panhandle and southwestern Kansas. Corporate headquarters is in Amarillo, Texas.

                                                                             %INCREASE
EARNINGS SUMMARY                                1996            1995         (DECREASE)
--------------------------------------      ------------     -----------     ----------
                                              (in thousands except per share amounts)


Operating revenues                            $899,397        $834,083          7.8%
Operating income                               150,666         154,211        (2.3)%
Net Earnings                                   105,773         119,477       (11.5)%
Earnings applicable to common stock            103,279         114,599        (9.9)%

STATISTICAL SUMMARY
--------------------------------------
Earnings per common share*                       $2.52           $2.80        (9.9)%
Dividends per common share                        2.20            2.20          0.0%
Weighted average shares outstanding             40,918          40,918          0.0%
Total kilowatt-hour sales                   20,888,439      20,335,576          2.7%
Electric customers                             379,123         367,524          3.2%
Construction expenditures                     $111,986         $94,662         18.3%



*        Based on weighted average shares outstanding.